UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2025
Date of Report (Date of earliest event reported)

ITRON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-22418	91-1011792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2111 N. Molter Road Liberty Lake, WA 99019
(Address of principal executive offices, Zip Code)

(509) 924-9900
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	ITRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2025, Itron, Inc. (the Company) entered into a third amended and restated credit agreement (the Credit Agreement) providing for committed credit facilities (the Credit Facilities) in the amount of $750 million. The Credit Agreement consists of a multi-currency revolving line of credit (the Revolver) in the amount of $750 million. The Revolver includes a standby letter of credit sub-facility in the amount of $300 million, and a swingline sub-facility in the amount of $50 million. The Revolver will be used for working capital and general corporate purposes, as well as a facility for the issuance of letters of credit. The Credit Agreement amends and restates, in its entirety, the Company’s amended and restated credit agreement dated January 5, 2018.

Any outstanding principal under the Revolver is due at maturity on September 25, 2030. Principal amounts paid prior to the maturity date may be reborrowed prior to such date. However, that date may be advanced to April 15, 2030 if Itron does not settle or extend a sufficient portion of its outstanding convertible notes, as detailed in the Credit Agreement.

Under the Credit Agreement, the Company may elect applicable market interest rates for any outstanding revolving loans. The Company also pays an applicable margin, which is based on its total net leverage ratio as defined in the Credit Agreement. The applicable rates per annum may be based on the following: (1) the Term Secured Overnight Financing Rate (SOFR), plus an applicable margin or (2) the Alternate Base Rate, plus an applicable margin. The Alternate Base Rate election is equal to the greatest of three rates: (i) the prime rate, (ii) the Federal Reserve effective rate plus 0.50%, or (iii) SOFR plus 1.00%. Committed amounts not borrowed under the Revolver are subject to a commitment fee (paid quarterly in arrears). The spreads applicable to SOFR and the annual committee fee rates are, as follows:

Total Net Leverage Ratio	Spread	Commitment Fee
> 3.50x	SOFR + 175.0 bps	30.0 bps
< 3.50x	SOFR + 150.0 bps	25.0 bps
< 2.50x	SOFR + 137.5 bps	20.0 bps
< 1.50x	SOFR + 125.0 bps	17.5 bps

The Credit Agreement includes a covenant limiting the Company to a maximum total net leverage ratio of 4.0x. However, the total net leverage ratio may be increased by 0.75 for four consecutive fiscal quarters following an acquisition by the Company with consideration of at least $150 million.

The Credit Agreement requires certain of Itron’s domestic subsidiaries to guarantee the obligations of Itron under the Credit Facilities.

The above description of the Credit Facilities does not purport to be a complete statement of the rights and obligations under the Credit Agreement and is qualified in its entirety by reference to the terms of the Credit Agreement, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1	Third Amended and Restated Credit Agreement dated September 25, 2025 among Itron, Inc. and a syndicate of banks led by Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., and BNP Paribas
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITRON, INC.

	By:	/s/ JOAN S. HOOPER
Dated: September 29, 2025		Joan S. Hooper
Senior Vice President & Chief Financial Officer